Exhibit 99.1

Investor Contact:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Media Contact:

David Culver, VP Public Relations

Boyd Tamney Cross

(610) 254-7426

Malvern Bancorp Announces Appointment of New Chairman

PAOLI, Pa., February 18, 2016 (GLOBE NEWSWIRE) — Malvern Bancorp, Inc. (the "Company") (Nasdaq:MLVF), the holding company for Malvern Federal Savings Bank (the "Bank"), today announced that the Board of Directors of the Company and the Bank elected Howard Kent as the new Chairman of the Board of both the Company and the Bank. Anthony C. Weagley, President and CEO, stated that the appointment of Mr. Howard Kent was aimed at "bringing additional depth of skills and experience to the Board of the Bank as the Company seeks to enter a phase of strategic growth, principally in its loan portfolio, in its continuous effort to remain one of the nation's finest financial institutions."

Mr. Kent will succeed George Steinmetz as the Chairman of the Board. Mr. Steinmetz who has been a director since 2007, and has served as Chairman of the Board of both the Company and the Bank for the past year, will continue to serve as a Director on the Board. Mr. Weagley added: "We thank Mr. Steinmetz for his leadership of the Board over the past year during a transitional phase of the Company’s history. We recognize his stature in the community, and appreciate all of his contribution’s to Malvern Bancorp."

Mr. Steinmetz is a Director and assumed Chairman of the Board position in October 2014. He is stepping down as Chairman of both the Bank and Malvern Bancorp, to devote more time to his business in Paoli. Mr. Steinmetz is owner of Matthews Paoli Ford, an automobile dealership in Paoli, Pennsylvania.

Mr. Howard Kent, who will assume the Chairman role effective immediately, has been a Director since 2015, and currently serves as the Chairman of the Loan and Discount Committee for the Bank. Mr. Kent formerly served as Director of Center Bancorp, Inc., and ConnectOne Bank, and also served as Chairman of Union Center National Bank. Mr. Weagley commented: "Mr. Kent's knowledge about, and experience in, the real estate investment and management business led the Board to tap his expertise in expanding the leadership in the Chairman position for the Bank."

Howard Kent has been active in the real estate investment and management business for over 35 years. He currently serves as a principal and co-founder of Real Estate Equities Group, LLC, and as a principal of Real Estate Management Group, LLC., located in Englewood, New Jersey.

From June 1975 to late 1978, Mr. Kent was an officer and principal stockholder of Asset Management and Service Corp., served as a corporate general partner for several limited partnerships and provided direct and supervisory management for approximately 2,000 apartment units in the New York and Washington D.C. metropolitan areas. In addition, he served as an individual general partner in several real estate partnerships. From September 1970 to June 1975, he was employed by a publicly owned real estate firm, ultimately serving as manager of accounting and an auditor for a national accounting firm.

Mr. Kent currently serves on the Board of Directors of Vantage Health Systems, located in Dumont and Englewood, New Jersey and serves on the ADL Florida Region Advisory Council. He is a voting member of the American Institute of Economic Research, located in Great Barrington, Massachusetts. He formerly served on the Boards of the Jewish Federation of South Palm Beach County and the Jewish Federation of North Jersey. He has served as Chairman of the Board of Directors of American Investment Services, Inc., an SEC registered investment advisor with approximately $450 million in assets under management.

Mr. Kent received his Bachelor of Science degree in accounting and business administration in 1969 from Fairleigh Dickinson University.

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital, Rehoboth Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at https://www.malvernfederal.com/.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.